Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

x

In re	:	Chapter 11

:
XERIUM TECHNOLOGIES, INC., et al.,		Case No. 10-11031 (KJC)
:

Debtors.	:	Jointly Administered

x

DEBTORS’ AMENDED JOINT PREPACKAGED PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

CADWALADER, WICKERSHAM & TAFT LLP Co-Attorneys for Debtors and Debtors in Possession One World Financial Center New York, New York 10281 Telephone: (212) 504-6000	RICHARDS, LAYTON & FINGER, P.A. Co-Attorneys for Debtors and Debtors in Possession One Rodney Square P.O. Box 551 Wilmington, Delaware 19899 Telephone: (302) 651-7700

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Page
Exhibits
Amended and Restated Credit Facility	Exhibit A
Commitment Letter	Exhibit B
New Management Incentive Plan	Exhibit C
New Warrants	Exhibit D
Executory Contracts and Unexpired Leases to be Rejected	Exhibit E

Xerium Technologies, Inc.; Huyck Licensco Inc.; Stowe Woodward Licensco LLC; Stowe Woodward LLC; Wangner Itelpa I LLC; Wangner Itelpa II LLC; Weavexx, LLC; Xerium Asia, LLC; Xerium III (US) Limited; Xerium IV (US) Limited; Xerium V (US) Limited; XTI LLC; Xerium Canada Inc.; Huyck.Wangner Austria GmbH; Xerium Germany Holding GmbH; and Xerium Italia S.p.A., as debtors and debtors in possession in the above-captioned chapter 11 cases, propose the following joint prepackaged chapter 11 plan of reorganization pursuant to section 1121(a) of title 11 of the United States Code:

SECTION 1.	DEFINITIONS AND INTERPRETATION

A.	Definitions.

The following terms used herein shall have the respective meanings defined below (such meanings to be equally applicable to both the singular and plural):

1.1 Administrative Agent means Citicorp North America, Inc., as administrative and collateral agent under the Credit Facility.

1.2 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Reorganization Cases Allowed under and in accordance with, as applicable, sections 330, 364, 365, 503(b), 507(a)(2), and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates or operating the Debtors’ businesses, (b) any indebtedness or obligations incurred or assumed by the Debtors, as debtors in possession, during the Reorganization Cases, and (c) any compensation for professional services rendered and reimbursement of expenses incurred by a professional retained by order of the Bankruptcy Court or otherwise Allowed pursuant to section 503(b) of the Bankruptcy Code. Any fees or charges assessed against the estate of any of the Debtors under section 1930, chapter 123, title 28, United States Code are excluded from the definition of “Administrative Expense Claim” and shall be paid in accordance with Section 12.1 of the Plan.

1.3 Allowed means, with respect to any Claim or Equity Interest, any Claim or Equity Interest as to which (a) no objection to the allowance and no request for estimation have been interposed on or before the deadline established in Section 7.2 of the Plan or such other deadline established by the Bankruptcy Court or (b) any timely objection or request for estimation has been withdrawn with prejudice or determined by a Final Order to the extent such determination is in favor of the respective holder.

1.4 Amended and Restated Credit Agreement means that certain second amended and restated credit and guaranty agreement, to be effective as of the Effective Date, among the Reorganized Borrowers, as borrowers, the Reorganized Debtors, the Non-Debtor Guarantors, and Robec Brazil LLC, as guarantors, and Citicorp North America, Inc., as administrative and collateral agent (as amended or otherwise modified from time to time in accordance with the terms thereof), in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the form set forth in the Plan Supplement.

1.5 Amended and Restated Credit Facility means, collectively (a) the Amended and Restated Credit Agreement, (b) the Amended and Restated Pledge and Security Agreement, and (c) the related amended and restated loans, guarantees, pledges, security agreements, and other agreements and documents to be given or issued pursuant to or in connection with, the foregoing, having the principal terms and conditions set forth in Exhibit A to the Plan.

1.6 Amended and Restated Pledge and Security Agreement means that certain amended and restated pledge and security agreement, to be effective as of the Effective Date, among the collateral agent under the Amended and Restated Credit Agreement, the Reorganized U.S. Debtors, and Robec Brazil LLC, in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the form set forth in the Plan Supplement.

1.7 Austria Contribution Agreement means the contribution agreement between Reorganized Xerium and Reorganized Xerium Austria to be effective on the Effective Date, substantially in the form set forth in the Plan Supplement.

1.8 Austria Note means the note to be issued by Reorganized Xerium Austria to Reorganized Xerium on the Effective Date, substantially in the form set forth in the Plan Supplement (a) in a principal amount equal to 99% of the United States dollar equivalent of €8,623,016 based on the “New York Closing” conversion rate published online at http://online.wsj.com for February 23, 2010, which amount shall be restated on the date that is two (2) business days prior to the Effective Date using the “New York Closing” conversion rate published online at http://online.wsj.com for such date and (b) bearing interest at a rate not to exceed 9.25% per annum and subordinated to all debt for which Reorganized Xerium Austria is an obligor.

1.9 Austria Purchase Agreement means the purchase and sale agreement between Reorganized Xerium and Reorganized Xerium Austria to be effective on the Effective Date, substantially in the form set forth in the Plan Supplement.

1.10 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

1.11 Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Reorganization Cases, and to the extent of any reference made under section 157 of title 28 of the United States Code, the unit of such District Court having jurisdiction over the Reorganization Cases under section 151 of title 28 of the United States Code.

1.12 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Reorganization Cases, and any local rules of the Bankruptcy Court.

1.13 Borrowers means Xerium, XTI LLC, Xerium Italy, Xerium Canada, Xerium Austria, and Xerium Germany.

1.14 Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.15 Canada Direction Letter Agreement means the direction letter agreement between Reorganized Xerium Canada and Reorganized Xerium V to be effective on the Effective Date, substantially in the form set forth in the Plan Supplement.

1.16 Cash means legal tender of the United States of America.

1.17 Claim has the meaning set forth in section 101(5) of the Bankruptcy Code, and for the avoidance of doubt, includes Administrative Expense Claim.

1.18 Class means any group of substantially similar Claims or Equity Interests classified by the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.19 Collateral means any property or interest in property of the estate of any Debtor subject to a lien, charge or other encumbrance to secure the payment or performance of a Claim, which lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable nonbankruptcy law.

1.20 Commencement Date means the date on which each of the Debtors commenced its respective Reorganization Case.

1.21 Commitment Letter means that certain Commitment Letter, dated February 26, 2010, as amended and modified from time to time, between Citigroup Global Markets Inc. and Xerium, including the term sheets attached thereto, set forth in Exhibit B to the Plan.

1.22 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.23 Confirmation Hearing means the hearing to be held by the Bankruptcy Court regarding confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.24 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.25 Credit Facility means that certain Amended and Restated Credit and Guaranty Agreement, dated as of May 30, 2008, as amended prior to the Effective Date, by and among the Borrowers, as borrowers, the Debtors and the Non-Debtor Guarantors, as guarantors, the Administrative Agent, and the lenders party thereto, and any notes, guarantees, pledges, security agreements, or other agreements or documents given or issued pursuant thereto or in connection therewith.

1.26 Credit Facility Claims means the Secured Claims arising under the Credit Facility, other than a Deferred Waiver Claim.

1.27 Debtors means Xerium; Huyck Licensco Inc.; Stowe Woodward Licensco LLC; Stowe Woodward LLC; Wangner Itelpa I LLC; Wangner Itelpa II LLC; Weavexx, LLC; Xerium Asia, LLC; Xerium III (US) Limited; Xerium IV (US) Limited; Xerium V; XTI LLC; Xerium Canada; Xerium Austria; Xerium Germany; and Xerium Italy.

1.28 Deferred Waiver Claim means the unpaid principal amount of the Secured Claim arising under section 4 of the First Credit Facility Waiver.

1.29 DIP Credit Agreement means that certain debtor in possession credit and guaranty agreement, to be dated on or about the Commencement Date, by and among Xerium, as borrower, the U.S. Debtors (other than Xerium), as guarantors, Citicorp North America, Inc., as administrative agent and issuing bank, and the lender parties thereto (as amended or otherwise modified from time to time in accordance with the terms thereof).

1.30 DIP Facility means, collectively (a) the DIP Credit Agreement and (b) the related loans, guarantees, pledges, security agreements, and other agreements and documents to be given or issued pursuant to or in connection with, the foregoing, having the principal terms and conditions set forth in the Commitment Letter.

1.31 Disbursement Agent means any entity (including any applicable Debtor if it acts in such capacity) in its capacity as a Disbursement Agent under Sections 6.4, 6.5, and 6.7 hereof.

1.32 Disclosure Statement means that written disclosure statement, dated March 2, 2010, relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented, or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to sections 1125 and 1126(b) of the Bankruptcy Code.

1.33 Disputed means, with respect to any Claim or Equity Interest, any Claim or Equity Interest as to which an objection to allowance or a request for estimation has been interposed on or before the deadline established in Section 7.2 of the Plan and such objection or request has not been withdrawn with prejudice or determined by a Final Order.

1.34 Distributable Share means, with reference to any distribution on account of any Allowed Credit Facility Claim, Allowed Secured Swap Termination Claim, or Allowed Unsecured Swap Termination Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount such Allowed Claim bears to the aggregate amount of (a) Allowed Credit Facility Claims, Allowed Secured Swap Termination Claims, and Allowed Unsecured Swap Termination Claims plus (b) Disputed Credit Facility Claims, Disputed Secured Swap Termination Claim, and Disputed Unsecured Swap Termination Claims, if any, until disallowed.

1.35 Distribution Record Date means the record date for purposes of making distributions under the Plan on account of Allowed Claims and Allowed Equity Interests, which date shall be (a) the Confirmation Date, with respect to (i) all Allowed Claims and (ii) all Allowed Equity Interests in the Subsidiary Debtors and (b) the day immediately preceding the Effective Date, with respect to all Allowed Equity Interests in Xerium represented by issued and outstanding shares of Existing Common Stock.

1.36 Effective Date means the Business Day on or after the Confirmation Date specified by the Debtors on which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the effectiveness of the Plan specified in Section 9 hereof have been satisfied or waived.

1.37 Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

1.38 Equity Interest means the interest of any holder of an equity security of any of the Debtors represented by any issued and outstanding shares of common or preferred stock or other instrument evidencing a present ownership or membership interest in any of the Debtors, whether or not transferable, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

1.39 Existing Common Stock means the shares of common stock of Xerium, par value $0.01 per share, issued and outstanding immediately prior to the Effective Date.

1.40 Existing Management Agreement means an employment agreement between a Debtor and a member of its senior management employed by the Debtor in such capacity immediately prior to the Effective Date.

1.41 Existing Management Incentive Plan means the 2005 Equity Incentive Plan of Xerium, including any outstanding awards thereunder, in effect as of the Commencement Date.

1.42 Exit Facility means, collectively (a) the Exit Facility Credit Agreement, (b) the Exit Facility Pledge and Security Agreement, and (c) the related loans, guarantees, pledges, security agreements, and other agreements and documents to be given or issued pursuant to or in connection with, the foregoing, having the principal terms and conditions set forth in the Commitment Letter.

1.43 Exit Facility Credit Agreement means that certain credit and guaranty agreement, to be effective as of the Effective Date, by and among the Reorganized Borrowers, as borrowers, the Reorganized Debtors, the Non-Debtor Guarantors, and Robec Brazil LLC, as guarantors, Citicorp North America, Inc., as administrative agent, collateral agent, and issuing bank, and the lender parties thereto (as amended or otherwise modified from time to time in accordance with the terms thereof), in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the form set forth in the Plan Supplement.

1.44 Exit Facility Pledge and Security Agreement means that certain pledge and security agreement among the collateral agent under the Exit Facility Credit Agreement, the Reorganized U.S. Debtors, and Robec Brazil LLC, to be effective as of the Effective Date, in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the form set forth in the Plan Supplement.

1.45 Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court which has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied, or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and (ii) the time to take any further appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not cause such order to not be a “Final Order.”

1.46 First Credit Facility Waiver means that certain Waiver and Amendment No. 1, dated as of September 29, 2009, by and among the Borrowers, as borrowers, the Debtors and the Non-Debtor Guarantors, as guarantors, the Administrative Agent, and the lenders party thereto.

1.47 Fourth Credit Facility Waiver means that certain Waiver and Amendment No. 4, dated as of February 26, 2010, by and among the Borrowers, as borrowers, the Debtors and the Non-Debtor Guarantors, as guarantors, the Administrative Agent, and the lenders party thereto.

1.48 General Unsecured Claim means any Claim against any of the Debtors that (a) is not an Administrative Expense Claim, Priority Tax Claim, Priority Non-Tax Claim, Secured Claim, Unsecured Swap Termination Claim, or Intercompany Claim or (b) is otherwise determined by the Bankruptcy Court to be a General Unsecured Claim.

1.49 Germany Assumption Agreement means the assumption agreement between Reorganized Xerium and Reorganized Xerium Germany to be effective on the Effective Date, substantially in the form set forth in the Plan Supplement.

1.50 Impaired has the meaning set forth in section 1124 of the Bankruptcy Code.

1.51 Intercompany Claim means any Claim held by (a) a Debtor against another Debtor or (b) a non-Debtor subsidiary of a Debtor against a Debtor.

1.52 Intercreditor Agreement means the intercreditor agreement, to be effective as of the Effective Date, by and among the collateral agent under the Amended and Restated Credit Agreement (as amended or otherwise modified from time to time in accordance with the terms thereof), the collateral agent under the Exit Facility Credit Agreement (as amended or otherwise modified from time to time in accordance with the terms thereof), the Reorganized Debtors, the Non-Debtor Guarantors, and Robec Brazil LLC, in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the form set forth in the Plan Supplement.

1.53 New Boards means the respective boards of directors or other governing bodies, as the case may be, of the Reorganized Debtors appointed pursuant to Section 5.9(d) of the Plan.

1.54 New Common Stock means the shares of common stock of Reorganized Xerium, par value $0.001 per share, issued or outstanding on or after the Effective Date

1.55 New Management Incentive Plan means the 2010 Equity Incentive Plan of Reorganized Xerium, to be effective as of the Effective Date, substantially in the form set forth in Exhibit C to the Plan.

1.56 New Warrants means the warrants to purchase New Common Stock to be issued by Reorganized Xerium on the Effective Date, in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the form set forth in the Plan Supplement, and having the principal terms and conditions set forth in Exhibit D to the Plan.

1.57 Nominating Agreements means the nominating agreements by and between Reorganized Xerium and each of American Securities LLC, Carl Marks Strategic Investments, L.P., and Cerberus Capital Management, L.P., on behalf of its affiliated funds and accounts, to be effective on the Effective Date, in each case, in form and substance reasonably satisfactory to the parties thereto and substantially in the form set forth in the Plan Supplement.

1.58 Non-Debtor Guarantors means Huyck Wangner Australia Pty Ltd; Xerium do Brasil Ltda; Xerium Technologies Brasil Indústria e Comércio SA; Wangner Itelpa Participacoes Ltda; Stowe Woodward France SAS; Xerium (France) SAS; Huyck Wangner Japan Ltd; Stowe Woodward Mexico SA de CV; TIAG Transworld Interweaving GmbH; Huyck Wangner UK Limited; Stowe Woodward (UK) Limited; Xerium Technologies Limited; Huyck Wangner Scandinavia AB; Stowe Woodward Sweden AB; Huyck Wangner Vietnam Co Ltd; Huyck Wangner Germany GmbH; Stowe Woodward AG; and Robec Walzen GmbH.

1.59 Non-U.S. Debtors means Xerium Canada, Xerium Austria, Xerium Germany, and Xerium Italy.

1.60 Non-U.S. Term Notes means those Term Notes for which the Reorganized Non-U.S. Debtors are obligors.

1.61 Other Secured Claim means a Secured Claim that is not a Credit Facility Claim, a Secured Swap Termination Claim, or a Claim arising under the DIP Facility. For the avoidance of doubt, “Other Secured Claim” includes the Deferred Waiver Claim.

1.62 Plan means this joint plan of reorganization, including the exhibits and schedules hereto and the Plan Supplement, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code.

1.63 Plan Documents means the documents to be executed, delivered, assumed, or performed in connection with the consummation and implementation of the Plan including, but not limited to, the New Warrants, the Restated Charters, the Restated Bylaws, the

Amended and Restated Credit Agreement, the Amended and Restated Pledge and Security Agreement, the Nominating Agreements, the Registration Rights Agreement, the Shareholder Rights Plan, the Intercreditor Agreement, the Exit Facility Credit Agreement, the Exit Facility Pledge and Security Agreement, the Austria Contribution Agreement, the Austria Purchase Agreement, the Austria Note, the Germany Assumption Agreement, the Canada Direction Letter Agreement, the U.S. Direction Letter Agreement, the Existing Management Agreements, the Existing Management Incentive Plan, and the New Management Incentive Plan.

1.64 Plan Supplement means the supplemental appendix to the Plan, described in Section 10.6 of the Plan.

1.65 Preferred Stock means the shares of preferred stock of Reorganized Xerium authorized to be issued on or after the Effective Date.

1.66 Priority Non-Tax Claim means any Claim against any of the Debtors, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

1.67 Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.68 Pro Rata Share means, with reference to any distribution on account of any Allowed Equity Interest in Xerium or any Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount such Allowed Equity Interest or Allowed Claim bears to the aggregate amount of (a) Allowed Equity Interests in Xerium or Allowed Claims in such Class, as the case may be plus (b) Disputed Equity Interests in Xerium or Disputed Claims in such Class, as the case may be, if any, until disallowed.

1.69 Registration Rights Agreement means the registration rights agreement by and among Reorganized Xerium, American Securities LLC, Carl Marks Strategic Investments, L.P., Cerberus Capital Management, L.P., on behalf of its affiliated funds and accounts, and certain other holders of New Common Stock or New Warrants that may be deemed to be “underwriters” under section 1145 of the Bankruptcy Code or 2(a)(11) of the Securities Act, or “issuers” under section 2(a)(11) of the Securities Act, to be effective on the Effective Date, in form and substance reasonably satisfactory to the parties thereto and substantially in the form set forth in the Plan Supplement.

1.70 Reorganization Cases means the voluntary cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the United States Bankruptcy Court for the District of Delaware.

1.71 Reorganized Borrowers means the Borrowers, as reorganized on and after the Effective Date in accordance with the Plan.

1.72 Reorganized Debtors means the Debtors, as reorganized on and after the Effective Date in accordance with the Plan.

1.73 Reorganized Non-U.S. Debtors means the Non-U.S. Debtors, as reorganized on and after the Effective Date in accordance with the Plan.

1.74 Reorganized U.S. Debtors means the U.S. Debtors, as reorganized on and after the Effective Date in accordance with the Plan.

1.75 Reorganized Xerium means Xerium, as reorganized on and after the Effective Date in accordance with the Plan.

1.76 Reorganized Xerium Austria means Xerium Austria, as reorganized on and after the Effective Date in accordance with the Plan.

1.77 Reorganized Xerium Canada means Xerium Canada, as reorganized on and after the Effective Date in accordance with the Plan.

1.78 Reorganized Xerium Canada Preferred Stock means the shares of Series A preferred stock of Reorganized Xerium Canada, with no par value, issued or outstanding on or after the Effective Date.

1.79 Reorganized Xerium Germany means Xerium Germany, as reorganized on and after the Effective Date in accordance with the Plan.

1.80 Reorganized Xerium Italy means Xerium Italy, as reorganized on and after the Effective Date in accordance with the Plan.

1.81 Reorganized Xerium V means Xerium V, as reorganized on and after the Effective Date in accordance with the Plan.

1.82 Restated Bylaws means the respective amended and restated bylaws or equivalent documents, as applicable, of each of the Reorganized Debtors to be adopted on the Effective Date, in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the forms set forth in the Plan Supplement.

1.83 Restated Charters means the respective amended and restated corporate charters, certificates of incorporation, or equivalent organizational documents, as applicable, of each of the Reorganized Debtors to be adopted and filed by the Reorganized Debtors in their respective jurisdictions of incorporation, formation, or organization on the Effective Date, in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the forms set forth in Plan Supplement.

1.84 Secured Claim means a Claim to the extent (a) of the value of the Collateral securing such Claim, (b) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code as secured, or (c) of any rights of setoff of the holder thereof under section 553 of the Bankruptcy Code.

1.85 Secured Lender Ad Hoc Working Group means American Securities LLC, on behalf of its affiliated funds; ING Investment Management Co., on behalf of its affiliated funds; Carl Marks Strategic Investments, L.P.; Citicorp North America, Inc.; Cerberus Capital Management, L.P., on behalf of its affiliated funds and accounts; and Harbourmaster Capital Management Ltd.

1.86 Secured Swap Termination Agreement means that certain Forbearance Agreement, dated as of January 4, 2010, by and among Xerium, XTI LLC, and Merrill Lynch Capital Services, Inc., as amended from time to time.

1.87 Secured Swap Termination Claim means a Secured Claim arising under the Secured Swap Termination Agreement.

1.88 Securities Act means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

1.89 Shared Collateral Claims means Credit Facility Claims and Secured Swap Termination Claims.

1.90 Shareholder Rights Plan means the shareholder rights plan of Reorganized Xerium, to be effective as of the Effective Date, in form and substance reasonably satisfactory to the Secured Lender Ad Hoc Working Group and substantially in the form set forth in Plan Supplement.

1.91 Subsidiary Debtors means Huyck Licensco Inc.; Stowe Woodward Licensco LLC; Stowe Woodward LLC; Wangner Itelpa I LLC; Wangner Itelpa II LLC; Weavexx, LLC; Xerium Asia, LLC; Xerium III (US) Limited; Xerium IV (US) Limited; Xerium V; XTI LLC; Xerium Canada; Xerium Austria; Xerium Germany; and Xerium Italy.

1.92 Tax Code means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder.

1.93 Term Notes means the second lien term notes in the aggregate principal amount of $410,000,000.00 (four hundred ten million dollars) to be issued under the Amended and Restated Credit Facility on the Effective Date.

1.94 Unsecured Swap Termination Agreement means that certain Forbearance Agreement, dated as of December 31, 2009, by and among Xerium, XTI LLC, Xerium Canada, and Deutsche Bank AG, as amended from time to time.

1.95 Unsecured Swap Termination Claim means collectively (a) the Termination Claim as defined in the Unsecured Swap Termination Agreement and (b) the Unsecured Swap Termination Interest Component.

1.96 Unsecured Swap Termination Interest Component means interest on the Termination Claim (as defined in the Unsecured Swap Termination Agreement) as provided in section 3(a) of the Unsecured Swap Termination Agreement, that is accrued and unpaid through the date immediately prior to the Effective Date.

1.97 U.S. Debtors means Xerium; Huyck Licensco Inc.; Stowe Woodward Licensco LLC; Stowe Woodward LLC; Wangner Itelpa I LLC; Wangner Itelpa II LLC; Weavexx, LLC; Xerium Asia, LLC; Xerium III (US) Limited; Xerium IV (US) Limited; Xerium V; and XTI LLC.

1.98 U.S. Direction Letter Agreement means the direction letter agreement between Reorganized Xerium V and Reorganized Xerium to be effective on the Effective Date, substantially in the form set forth in the Plan Supplement.

1.99 Xerium means Xerium Technologies, Inc.

1.100 Xerium Austria means Huyck.Wangner Austria GmbH.

1.101 Xerium Austria Shares Distribution means the shares of New Common Stock to which the holders of Allowed Credit Facility Claims against Xerium Austria are entitled pursuant to Section 4.2(b) of the Plan.

1.102 Xerium Canada Distribution means, collectively, the Xerium Canada Shares Distribution and the Xerium Canada Cash Distribution.

1.103 Xerium Canada means Xerium Canada Inc.

1.104 Xerium Canada Cash Distribution means, collectively, the difference between (a) the amount of Cash to which holders of Allowed Credit Facility Claims and Allowed Unsecured Swap Termination Claims against Xerium Canada are entitled pursuant to Sections 4.2(b) and 4.5(b), respectively, of the Plan and (b) the amount of Cash that Xerium Canada directly transfers to such holders of Allowed Credit Facility Claims and Allowed Unsecured Swap Termination Claims pursuant to Sections 4.2(b) and 4.5(b), respectively, of the Plan.

1.105 Xerium Canada Shares Distribution means, collectively, the shares of New Common Stock to which holders of Allowed Credit Facility Claims and Allowed Unsecured Swap Termination Claims against Xerium Canada and are entitled pursuant to Sections 4.2(b) and 4.5(b), respectively, of the Plan.

1.106 Xerium Germany means Xerium Germany Holding GmbH.

1.107 Xerium Germany Shares Distribution means the shares of New Common Stock to which the holders of Allowed Credit Facility Claims against Xerium Germany are entitled pursuant to Section 4.2(b) of the Plan.

1.108 Xerium Italy means Xerium Italia S.p.A.

1.109 Xerium Italy Exchange means the exchange of the Xerium Italy Share Distribution by Reorganized Xerium for the portion of Allowed Credit Facility Claims against Xerium Italy to be exchanged for the Xerium Italy Shares Distribution pursuant to Section 4.2(b) of the Plan.

1.110 Xerium Italy Shares Distribution means the shares of New Common Stock to which the holders of Allowed Credit Facility Claims against Xerium Italy are entitled pursuant to Section 4.2(b) of the Plan.

1.111 Xerium V means Xerium V (US) Limited.

B.	Interpretation, Application of Definitions, and Rules of Construction.

For purposes of the Plan: (1) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine and the neuter gender, (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, whether or not filed with the Bankruptcy Court, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented, (3) any reference to an entity as a holder of a Claim or Equity Interest includes that entity’s permitted successors and assigns, (4) unless otherwise specified, all references in the Plan to sections are references to sections of the Plan, (5) unless otherwise specified, all references in the Plan to exhibits are references to exhibits in the Plan Supplement, (6) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular provision of the Plan, (7) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with, applicable federal law, including the Bankruptcy Code and Bankruptcy Rules, (8) captions and headings to sections of the Plan are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, (9) unless otherwise set forth in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, (10) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable, (11) all references to docket numbers of documents filed in the Reorganization Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system, (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, as applicable to the Reorganization Cases, unless otherwise stated, and (13) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors after the Effective Date in such a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

SECTION 2.	ADMINISTRATIVE EXPENSE AND PRIORITY TAX CLAIMS

2.1	Administrative Expense Claims.

(a) Except to the extent that the holder of an Allowed Administrative Expense Claim agrees to a less favorable treatment, and except as provided in Section 2.1(b) of the Plan, each Allowed Administrative Expense Claim shall be paid in full, in Cash, on the latest of (i) the Effective Date, (ii) the date on which such Administrative Expense Claim is Allowed, and (iii) the date on which such Administrative Expense Claim is due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the holder of such Allowed Administrative Expense Claim, or, in each case, as soon as practicable thereafter; provided, however, that Allowed Administrative Expense Claims representing obligations incurred in the ordinary course of business or assumed by any of the Debtors shall be paid in full, in Cash, or performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such transactions.

(b) All Entities seeking awards of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code shall (i) file their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred on or before the date that is forty-five (45) days after the Effective Date and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court. The Debtors or the Reorganized Debtors, as applicable, are authorized to pay compensation for services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

2.2	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, on the later of (a) the Effective Date and (b) the date on which such Priority Tax Claim is Allowed, or, in each case, as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim, (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date or (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash (A) in accordance with the terms of any agreement between the Debtors and such holder, (B) as may be due and owing under applicable nonbankruptcy law, or (C) in the ordinary course of business.

2.3	DIP Financing Claims.

In satisfaction of the Debtors’ respective obligations under the DIP Facility, on the Effective Date or as soon thereafter as practicable, (a) all obligations of the Debtors under the DIP Facility shall be assumed under, and become subject to the terms and conditions of, the Exit Facility and (b) all liens and security interests granted to secure the Debtors’ obligations under the DIP Facility shall be satisfied, discharged, and terminated in full and of no further force or effect.

SECTION 3.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

The Plan is premised upon the procedural consolidation of the Debtors for Plan purposes only.

The following table designates the Classes of Claims against, and Equity Interests in, the Debtors, and specifies which of those Classes are (a) Impaired and entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, (b) unimpaired and presumed to accept the Plan, and therefore, not entitled to vote to accept or reject the Plan, and (c) Impaired and deemed to reject the Plan.

Class	Designation	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (presumed to accept)

2	Shared Collateral Claims	Impaired	Yes

3	Other Secured Claims	Unimpaired	No (presumed to accept)

4	General Unsecured Claims	Unimpaired	No (presumed to accept)

5	Unsecured Swap Termination Claims	Impaired	Yes

6	Intercompany Claims	Unimpaired	No (presumed to accept)

7	Equity Interests in Subsidiary Debtors	Unimpaired	No (presumed to accept)

8	Equity Interests in Xerium	Impaired	No (deemed to reject)

SECTION 4.	TREATMENT OF CLAIMS AND EQUITY INTERESTS

4.1	Priority Non-Tax Claims (Class 1).

(a) Classification. Class 1 consists of all Allowed Priority Non-Tax Claims.

(b) Treatment. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment, on the latest of (i) the Effective Date, (ii) the date on which such Priority Non-Tax Claim is Allowed, and (iii) the date on which such Allowed Priority Non-Tax Claim is due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the holder of such Claim, or, in each case, as soon as practicable thereafter, each Allowed Priority Non-Tax Claim shall be paid in Cash in an amount equal to the Allowed amount of such Claim, together with postpetition interest to the extent required to render such Claim unimpaired.

(c) Impairment and Voting. Class 1 is not Impaired. The holders of Claims in Class 1 are conclusively presumed to have accepted the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.

4.2	Shared Collateral Claims (Class 2).

(a) Classification. Class 2 consists of all Allowed Credit Facility Claims and Allowed Secured Swap Termination Claims. Pursuant to the Plan, the Credit Facility Claims shall be Allowed in the aggregate principal amount of $597,069,009 and the Secured Swap

Termination Claims shall be Allowed in the aggregate principal amount of $6,769,826, plus, in each case, any interest accrued thereon through the date immediately prior to the Effective Date, as provided in the Credit Facility or Secured Swap Termination Agreement, as applicable. Notwithstanding that a portion of the Allowed Credit Facility Claims and the Allowed Secured Swap Termination Claims is denominated in a currency other than U.S. dollars, the Allowed amounts set forth herein with respect to the Allowed Credit Facility Claims and Allowed Secured Swap Termination Claims are stated in U.S. dollars after converting the amounts of such Claims using the “New York Closing” conversion rate published online at http://online.wsj.com for February 23, 2010. The final amount of the Allowed Credit Facility Claims and the Allowed Secured Swap Termination Claims shall be restated as of the date that is two (2) business days prior to the Effective Date (i) using the “New York Closing” conversion rate published online at http://online.wsj.com for such date and (ii) to reflect any payments made thereon during the Reorganization Cases, as adequate protection or otherwise. Distributions required under the Plan with respect to Allowed Credit Facility Claims and Allowed Secured Swap Termination Claims shall be made in accordance with such restated amounts.

(b) Treatment. Except to the extent that a holder of an Allowed Shared Collateral Claim agrees to a less favorable treatment, on the Effective Date or as soon as practicable thereafter, each holder of an Allowed Shared Collateral Claim shall receive (i) its Distributable Share of (A) Cash in an amount equal to $10,000,000.00 (ten million dollars), (B) the Term Notes, and (C) 82.6% of the shares of New Common Stock to be issued on the Effective Date pursuant to Section 5.2(a)(ii) of the Plan and (ii) Cash in an amount equal to (A) the unpaid interest on the principal amount of such holder’s Allowed Credit Facility Claim or Allowed Secured Swap Termination Claim, as the case may be, accrued through the date immediately prior to the Effective Date at the rate set forth in section 4 of the Fourth Credit Facility Waiver, with respect to Allowed Credit Facility Claims, and at the rate set forth in section 3(a) of the Secured Swap Termination Agreement, with respect to Allowed Secured Swap Termination Claims less (B) any amounts paid to such holder during the Reorganization Cases, as adequate protection or otherwise.

(c) Issuance of Distribution Consideration.

(i) Except as otherwise provided in the Plan, including Section 5.9(i) of the Plan, the Cash and Term Notes distributable pursuant to this Section 4 to the holders of Class 2 Claims against (A) U.S. Debtors, shall be issued and distributed by Xerium and (B) Non-U.S. Debtors, shall be issued and distributed by the respective Non-U.S. Debtor as borrower under the Credit Facility, against which borrower such Class 2 Claim is held.

(ii) Except as otherwise provided in the Plan, including Section 5.9(i) of the Plan, the New Common Stock distributable pursuant to this Section 4 to the holders of Class 2 Claims against (A) U.S. Debtors, shall be distributed by Xerium and (B) Non-U.S. Debtors, shall be distributed by the respective Non-U.S. Debtor as borrower under the Credit Facility, against which borrower such Class 2 Claim is held.

(d) Manner of Distribution to Holders of Allowed Credit Facility Claims. Except as otherwise provided in Section 5.9(i) of the Plan, on the Effective Date, the applicable Debtors or Reorganized Debtors shall make all distributions of (i) Cash and Term Notes required under the Plan with respect to Allowed Credit Facility Claims to the Administrative Agent, and the Administrative Agent shall thereafter distribute such Cash and Term Notes to the holders of Allowed Credit Facility Claims and (ii) New Common Stock required under the Plan with respect to Allowed Credit Facility Claims to the holders of Allowed Credit Facility Claims. Such distributions by the Debtors or Reorganized Debtors, as applicable, shall be in complete satisfaction and discharge of all obligations of the Debtors and the Non-Debtor Guarantors to the holders of Allowed Credit Facility Claims. Without limiting Section 10 of the Plan or section 524 or 1141 of the Bankruptcy Code, each holder of an Allowed Credit Facility Claim that accepts such distribution shall be deemed to consent to the amendment and restatement of the Credit Facility pursuant to the Plan.

(e) Impairment and Voting. Class 2 is Impaired, and accordingly, the holders of Claims in Class 2 are entitled to vote to accept or reject the Plan.

4.3	Other Secured Claims (Class 3).

(a) Classification. Class 3 consists of all Allowed Other Secured Claims. Pursuant to the Plan, the Deferred Waiver Claim shall be Allowed in the amount set forth in section 4 of the First Credit Facility Waiver.

(b) Treatment. Except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, on the Effective Date, or as soon as practicable thereafter, each Allowed Other Secured Claim shall be, at the option of the Debtors or Reorganized Debtors, as applicable, (i) reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, (ii) paid in full, in Cash, together with postpetition interest to the extent required to render such Claim unimpaired, (iii) satisfied by the surrender of the Collateral securing such Claim, or (iv) otherwise rendered unimpaired in accordance with section 1124 of the Bankruptcy Code, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default. Notwithstanding the foregoing, the Allowed Deferred Waiver Claim shall be paid by the Debtors or the Reorganized Debtors, as applicable, in full, in Cash, on the Effective Date, together with postpetition interest at the rate set forth in section 4 of the First Credit Facility Waiver, to the Administrative Agent and the Administrative Agent shall thereafter distribute such Cash to the applicable lender under the Credit Facility. Such payment by the Debtors or the Reorganized Debtors, as applicable, shall be in complete satisfaction and discharge of all obligations of the Debtors and the Non-Debtor Guarantors with respect to the Allowed Deferred Waiver Claim.

(c) Impairment and Voting. Class 3 is not Impaired. The holders of Claims in Class 3 are conclusively presumed to have accepted the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.

4.4	General Unsecured Claims (Class 4).

(a) Classification. Class 4 consists of all Allowed General Unsecured Claims.

(b) Treatment. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, on the latest of (i) the Effective Date, (ii) the date on which such General Unsecured Claim is Allowed, and (iii) the date on which such General Unsecured Claim is due and payable in the ordinary course of business under any agreement or understanding between the applicable Debtor and the holder of such Claim, or, in each case, as soon as practicable thereafter, each Allowed General Unsecured Claim shall, at the Reorganized Debtors’ option, (A) be paid in full, in Cash, with postpetition interest to the extent required to render such Claim unimpaired or (B) otherwise be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c) Impairment and Voting. Class 4 is not Impaired. The holders of Claims in Class 4 are conclusively presumed to have accepted the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.

4.5	Unsecured Swap Termination Claims (Class 5).

(a) Classification. Class 5 consists of all Allowed Unsecured Swap Termination Claims. Pursuant to the Plan, the Unsecured Swap Termination Claims shall be Allowed in the aggregate principal amount of $12,837,079, plus the amount of the Unsecured Swap Termination Interest Component. Notwithstanding that a portion of the Allowed Unsecured Swap Termination Claims is denominated in a currency other than U.S. dollars, the Allowed amount set forth herein with respect to the Allowed Unsecured Swap Termination Claims is stated in U.S. dollars after converting the amount of such Claims using the “New York Closing” conversion rate published online at http://online.wsj.com for February 23, 2010. The final amount of the Allowed Unsecured Swap Termination Claims shall be restated as of the date that is two (2) business days prior to the Effective Date using the “New York Closing” conversion rate published online at http://online.wsj.com for such date. Distributions required under the Plan with respect to Allowed Unsecured Swap Termination Claims shall be made in accordance with such restated amounts.

(b) Treatment. Except to the extent that a holder of an Allowed Unsecured Swap Termination Claim agrees to a less favorable treatment, on the Effective Date or as soon as practicable thereafter, each holder of an Allowed Unsecured Swap Termination Claim shall receive its (i) Distributable Share of (A) Cash in an amount equal to $10,000,000.00 (ten million dollars), (B) the Term Notes, and (C) 82.6 % of the shares of New Common Stock to be issued on the Effective Date pursuant to Section 5.2(a)(ii) of the Plan and (ii) Pro Rata Share of Cash in an amount equal to the Unsecured Swap Termination Interest Component.

(c) Issuance of Distribution Consideration.

(i) Except as otherwise provided in the Plan, including Section 5.9(i) of the Plan, the Cash and Term Notes distributable pursuant to this Section 4 to the holders of Class 5 Claims against (A) U.S. Debtors, shall be issued and distributed by Xerium and (B) Non-U.S. Debtors, shall be issued and distributed by the respective Non-U.S. Debtor identified in Schedule 1 to the Unsecured Swap Termination Agreement, against which Non-U.S. Debtor such Class 5 Claim is held.

(ii) Except as otherwise provided in the Plan, including Section 5.9(i) of the Plan, the New Common Stock distributable pursuant to this Section 4 to the holders of Class 5 Claims against (A) U.S. Debtors, shall be distributed by Xerium and (B) Non-U.S. Debtors, shall be distributed by the respective Non-U.S. Debtor identified in Schedule 1 to the Unsecured Swap Termination Agreement, against which Non-U.S. Debtor such Class 5 Claim is held.

(d) Impairment and Voting. Class 5 is Impaired, and accordingly, the holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

4.6	Intercompany Claims (Class 6).

(a) Classification. Class 6 consists of all Allowed Intercompany Claims.

(b) Treatment. On the Effective Date or as soon as practicable thereafter, all Allowed Intercompany Claims shall either be reinstated to the extent determined to be appropriate by the Reorganized Debtors or adjusted, continued, or capitalized, either directly or indirectly, in whole or in part.

(c) Impairment and Voting. Class 6 is not Impaired. The holders of Claims in Class 6 are conclusively presumed to have accepted the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.

4.7	Equity Interests in Subsidiary Debtors (Class 7).

(a) Classification. Class 7 consists of all Allowed Equity Interests in the Subsidiary Debtors.

(b) Treatment. On the Effective Date, all Allowed Equity Interests in the Subsidiary Debtors shall be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c) Impairment and Voting. Class 7 is not Impaired. The holders of Equity Interests in Class 7 are conclusively presumed to have accepted the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.

4.8	Equity Interests in Xerium (Class 8).

(a) Classification. Class 8 consists of all Allowed Equity Interests in Xerium represented by shares of Existing Common Stock issued and outstanding immediately prior to the Effective Date.

(b) Treatment. On the Effective Date, (i) the Existing Common Stock shall be canceled and (ii) each holder of an Allowed Equity Interest in Class 8 shall receive its Pro Rata

Share of (A) a number of shares of New Common Stock that is equal to the difference between (1) 17.4% of the shares of New Common Stock to be issued on the Effective Date pursuant to Section 5.2(a)(ii) of the Plan and (2) the number of shares of New Common Stock to be reserved pursuant to Section 5.2(a)(iii) of the Plan and (B) New Warrants to purchase up to 10% of the issued and outstanding shares of New Common Stock as of the Effective Date (on a fully diluted basis).

(c) Impairment and Voting. Class 8 is Impaired. The holders of Equity Interests in Class 8 are deemed to have rejected the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.

4.9	Nonconsensual Confirmation.

In the event that any Impaired Class of Claims or Equity Interests rejects the Plan or is deemed to have rejected the Plan, the Debtors (a) request that the Bankruptcy Court confirm the Plan in accordance with 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case the Plan shall constitute a motion for such relief and (b) reserve the right to amend the Plan in accordance with Section 12.5 hereof.

SECTION 5.	MEANS FOR IMPLEMENTATION

5.1	Procedural Consolidation of Debtors for Plan Purposes Only.

The Plan provides for the procedural consolidation of the Debtors for Plan purposes only and shall serve as a motion by the Debtors for entry of an order of the Bankruptcy Court granting such relief. The Debtors propose procedural consolidation to avoid the inefficiency of proposing, voting on, and making distributions in respect of entity-specific claims. Accordingly, except as otherwise provided in the Plan, on the Effective Date, all of the Debtors and their estates shall, for purposes of the Plan only, be treated as though they were merged and (a) all assets and liabilities of the Debtors shall, for purposes of the Plan only, be treated as though they were merged, (b) all guarantees of the Debtors of payment, performance, or collection of obligations of any other Debtor shall be eliminated and canceled, (c) all joint obligations of two or more Debtors, and all multiple Claims against such entities on account of such joint obligations, shall be considered a single claim against the Debtors, and (d) any Claim filed in the Reorganization Cases shall be deemed filed against the consolidated Debtors and a single obligation of the consolidated Debtors on and after the Effective Date. Unless otherwise set forth herein, such consolidation shall not (other than for voting, treatment, and distribution purposes under the Plan) affect (i) the legal and corporate structures of the Debtors (including the corporate ownership of the Subsidiary Debtors), (ii) any intercompany claims, or (iii) the substantive rights of any creditor. If any party in interest challenges the proposed procedural consolidation, the Debtors reserve the right to establish at the Confirmation Hearing the ability to confirm the Plan on an entity-by-entity basis.

5.2	Issuance of Capital Stock and New Warrants.

(a) The issuance of the shares of New Common Stock, shares of Preferred Stock, and New Warrants by Reorganized Xerium (the amounts of which, as described in this Section 5.2(a)(i)-(iv), are subject to adjustment on the Effective Date, provided that such adjustments shall not affect the percentage of shares of New Common Stock to be distributed pursuant to Sections 4.2(b), 4.5(b), and 4.8(b) of the Plan or the percentage of shares of New Common Stock subject to purchase under the New Warrants to be distributed pursuant to Section 4.8(b) of the Plan) is hereby authorized without the need for any further corporate action and without further action by the holders of Claims or Equity Interests. On the Effective Date:

(i) The capital stock of Reorganized Xerium shall consist of (A) 20,000,000 shares of New Common Stock, $0.001 par value per share, which shares shall be duly authorized, fully paid, and nonassessable and (B) 1,000,000 shares of Preferred Stock, $0.001 par value per share. The Preferred Stock may be issued in one or more series at any time, and from time to time for future corporate purposes as determined by the New Board of Reorganized Xerium and authorized by the Restated Charter of Reorganized Xerium, including in connection with the Shareholder Rights Plan.

(ii) 14,991,640 shares of New Common Stock shall be issued and distributed pursuant to Section 4 of the Plan, or withheld pursuant to Section 7.3 of the Plan, as applicable.

(iii) 39,729 shares of New Common Stock shall be issued and distributed or reserved for future distribution, as applicable, pursuant to the Existing Management Incentive Plan and Existing Management Agreements; provided, however, that to the extent that equity incentive awards granted prior to the Effective Date pursuant to the Existing Management Incentive Plan or the Existing Management Agreements do not vest on or after the Effective Date in accordance with their terms, the shares of New Common Stock reserved pursuant to this Section 5.2(a)(iii) of the Plan with respect thereto shall be added to the number of shares of New Common Stock reserved for distribution pursuant to the New Management Incentive Plan under Section 5.2(a)(iv)(A) of the Plan.

(iv) The remaining authorized shares of New Common Stock shall be reserved as follows:

(A) 463,525 shares of New Common Stock shall be reserved for future distribution pursuant to the New Management Incentive Plan, from which distributions may be granted by a committee comprised of disinterested members of the New Board of Reorganized Xerium; provided, however, that to the extent that equity incentive awards granted prior to the Effective Date pursuant to the Existing Management Incentive Plan or the Existing Management Agreements do not vest on or after the Effective Date in accordance with their terms, the shares of New Common Stock reserved pursuant to Section 5.2(a)(iii) of the Plan with respect thereto shall be added to the number of shares of New Common Stock reserved for distribution pursuant to the New Management Incentive Plan under this Section 5.2(a)(iv)(A) of the Plan.

(B) 1,665,738 shares of New Common Stock shall be reserved for issuance upon exercise of the New Warrants.

(C) 2,839,368 shares of New Common Stock shall be reserved for future corporate purposes as determined by the New Board of Reorganized Xerium consistent with its Restated Charter.

(v) New Warrants to purchase up to 10% of the issued and outstanding shares of New Common Stock as of the Effective Date (on a fully diluted basis) shall be issued and distributed pursuant to Section 4 of the Plan.

(b) The issuance of one hundred (100) shares of Reorganized Xerium Canada Preferred Stock is hereby authorized without further action by the holders of Claims or Equity Interests. On the Effective Date, one hundred (100) shares of Reorganized Xerium Canada Preferred Stock shall be issued by Reorganized Xerium Canada and transferred pursuant to Section 5.9(i)(iv) of the Plan.

5.3	Capitalization of Reorganized Xerium on the Effective Date; No Fractional Shares or Warrants.

(a) Capitalization of Reorganized Xerium. All shares of New Common Stock distributable pursuant to Section 4 of the Plan are subject to dilution by (i) equity incentive awards to be granted under the New Management Incentive Plan on or after the Effective Date and (ii) the exercise of the New Warrants. All shares of New Common Stock distributable on account of equity incentive awards granted prior to but that are scheduled to vest on or after the Effective Date (x) shall not dilute the shares of New Common Stock distributed to holders of Allowed Claims in Class 2 and Class 5 pursuant to Section 4 of the Plan and (y) shall be reserved in accordance with Section 5.2(a)(iii) of the Plan.

(b) No Fractional Shares or Warrants. No fractional shares of New Common Stock or fractional New Warrants shall be issued or distributed under the Plan and no Cash shall be distributed in lieu of such fractional shares or warrants. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Equity Interest would otherwise result in the issuance of a number of shares of New Common Stock or number of New Warrants that is not a whole number, the actual number of shares of New Common Stock or New Warrants distributed shall be rounded as follows: (i) fractions of  1/2 (one half) or greater shall be rounded up to the next whole number and (ii) fractions of less than  1/2 (one half) shall be rounded down to the next whole number with no further payment therefor. All Claims and Equity Interests of a holder shall be aggregated in making such determination. The total number of authorized shares of New Common Stock and number of New Warrants to be distributed to holders of Allowed Claims or Allowed Equity Interests shall be adjusted as necessary to account for the foregoing rounding.

5.4	Amended and Restated Credit Facility.

The following actions are hereby authorized without the need for any further corporate action and without further action by the holders of Claims or Equity Interests: On the Effective Date, (i) the Reorganized Borrowers, as borrowers, and the Reorganized Debtors, the

Non-Debtor Guarantors, and Robec Brazil LLC, as guarantors, shall enter into the Amended and Restated Credit Facility having principal terms and conditions not materially less favorable to the Reorganized Debtors than those set forth in Exhibit A to the Plan and (ii) the Reorganized Borrowers shall issue the Term Notes. The Term Notes may be represented by notes or other documents or instruments or by notations in the register that shall be established by the administrative agent under the Amended and Restated Credit Agreement on or before the Effective Date.

5.5	Exit Financing.

On the Effective Date, without the need for any further corporate action and without further action by the holders of Claims or Equity Interests, the Reorganized Debtors shall enter into the Exit Facility.

5.6	New Management Incentive Plan.

On the Effective Date, without the need for any further corporate action and without further action by the holders of Claims or Equity Interests, the New Management Incentive Plan shall become effective. Awards and distributions to be made under the New Management Incentive Plan shall be determined and granted by a committee comprised of disinterested members of the New Board of Reorganized Xerium. The solicitation of votes on the Plan shall include, and be deemed to be, a solicitation for approval of the New Management Incentive Plan. Entry of the Confirmation Order shall constitute such approval.

5.7	Existing Debt Securities and Agreements; Release of Liens.

On the Effective Date, (a) the Credit Facility shall be amended and restated as the Amended and Restated Credit Facility and each of the guarantees by (i) the Non-U.S. Debtors and the Non-Debtor Guarantors under the Credit Facility shall be amended and restated to reduce the aggregate amount of such guaranteed obligations to an amount that is not more than the lesser of (A) the maximum amount permitted under the laws of the jurisdiction of the respective Non-U.S. Debtor or Non-Debtor Guarantor, as the case may be and (B) the aggregate amount of Non-U.S. Term Note obligations and all other obligations of the Non-U.S. Debtors and the Non-Debtor Guarantors under the Amended and Restated Credit Facility and (ii) the U.S. Debtors under the Credit Facility shall be amended and restated to reduce the aggregate amount of such guaranteed obligations to an amount that is not more than the aggregate amount of the Term Notes and all other obligations of the U.S. Debtors, the Non-U.S. Debtors, and the Non-Debtor Guarantors under the Amended and Restated Credit Facility and (b) with respect to Secured Claims other than Credit Facility Claims, except to the extent the Plan provides otherwise, on the Effective Date, all liens, security interests, and pledges securing the obligations of the Debtors shall be released and the holders of such Secured Claims shall be authorized and directed to release any Collateral or other property and to take such actions as may be requested by the Reorganized Debtors to evidence the release of such liens, security interests, and pledges, including the execution, delivery, and filing or recording of such releases. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such liens, security interests, and pledges.

5.8	Surrender of Existing Securities.

As a condition to receiving any distribution under the Plan, each holder of a promissory note, certificate, or other instrument evidencing a Claim must surrender such promissory note, certificate, or other instrument to Reorganized Xerium or its designee. Any holder of a Claim that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to Reorganized Xerium before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such holder’s Claim is Allowed, shall be deemed to have forfeited all rights and claims with respect thereto, may not participate in any distribution under the Plan on account thereof, and all amounts owing with respect to such Allowed Claim shall be retained by Reorganized Xerium; provided, however, that any promissory note, certificate, or other instrument, if any, issued under the Credit Facility shall be canceled on the Effective Date and holders of Allowed Credit Facility Claims shall not be required to surrender any such instruments prior to receiving distributions pursuant to the Plan.

5.9	Corporate Action.

(a) Due Authorization. On the Effective Date, all matters provided for under the Plan that otherwise would require approval of the stockholders or directors of one or more of the Debtors shall be deemed to have occurred and shall be in effect on and after the Effective Date pursuant to the applicable general corporation (or similar) law of the jurisdictions in which the Debtors are incorporated, formed, or organized, as applicable, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors.

(b) General. On the Effective Date, all actions contemplated by the Plan (including, without limitation, the transactions contemplated by Section 5.9(i) of the Plan) shall be deemed authorized and approved in all respects without the need for any further corporate action and without further action by the holders of Claims or Equity Interests. On the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, shares and other securities, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, without limitation, the Amended and Restated Credit Facility, the Exit Facility, the Nominating Agreements, the Registration Rights Agreement, the Shareholder Rights Plan, the New Warrants, the Restated Charters, the Restated Bylaws, the Intercreditor Agreement, the Austria Contribution Agreement, the Austria Purchase Agreement, the Austria Note, the Germany Assumption Agreement, the Canada Direction Letter Agreement, the U.S. Direction Letter Agreement, the New Management Incentive Plan and any and all other agreements, documents, securities and instruments relating to the foregoing (including without limitation security documents). The authorizations and approvals contemplated by this Section 5.9(b) shall be effective notwithstanding any requirements under nonbankruptcy law.

(c) Restated Charters and Restated Bylaws of the Reorganized Debtors. On the Effective Date, each of the Reorganized Debtors shall be deemed to have adopted its respective Restated Charter and Restated Bylaws. On the Effective Date or as soon as practicable thereafter, the Reorganized Debtors shall file their respective Restated Charters in the respective jurisdictions of their incorporation, formation, or organization, as applicable. Pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, the Restated Charters shall include, among other things, (i) a provision prohibiting the issuance of non-voting equity securities and (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power. The Restated Charter of Reorganized Xerium also shall include, among other things, an election by Reorganized Xerium to be governed by section 203 of the Delaware General Corporation Law.

(d) Boards of Directors of the Reorganized Debtors. On the Effective Date, the operation of the Reorganized Debtors shall become the general responsibility of their New Boards, subject to, and in accordance with, their respective Restated Charters and Restated Bylaws. The initial New Board of Reorganized Xerium shall consist of seven (7) directors, as follows: (i) the Chief Executive Officer of Xerium in office immediately prior to the Effective Date, (ii) one (1) director nominated by the board of directors of Xerium, and (iii) five (5) directors nominated by members of the Secured Lender Ad Hoc Working Group. The initial directors of the Reorganized Debtors shall be disclosed, together with biographical information, in the Plan Supplement and shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those directors not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

(e) Officers of the Reorganized Debtors. The initial officers of the Reorganized Debtors shall be disclosed, together with biographical information, in the Plan Supplement and shall be deemed elected or appointed, as the case may be, pursuant to the Confirmation Order, but shall not take office and shall not be deemed to be elected or appointed until the occurrence of the Effective Date. Those officers not continuing in office shall be deemed removed therefrom as of the Effective Date pursuant to the Confirmation Order.

(f) Nominating Agreements. On Effective Date, and without the need for any further corporate action and without further action by the holders of Claims or Equity Interests, the Nominating Agreements shall be executed and delivered by the parties thereto.

(g) Registration Rights Agreement. On the Effective Date, and without the need for any further corporate action and without further action by the holders of Claims or Equity Interests, the Registration Rights Agreement shall be executed and delivered by the parties thereto.

(h) Shareholder Rights Plan. On the Effective Date, and without the need for any further corporate action and without further action by the holders of Claims or Equity Interests, Reorganized Xerium shall adopt the Shareholder Rights Plan.

(i) Intercompany Transactions. On the Effective Date, and without the need for any further corporate action and without further action by the holders of Claims or Equity Interests:

(i)(A) Reorganized Xerium and Reorganized Xerium Austria shall (1) enter into the Austria Purchase Agreement, pursuant to which Reorganized

Xerium shall sell and Reorganized Xerium Austria shall purchase 99% of the Xerium Austria Shares Distribution in exchange for the Austria Note and (2) enter into the Austria Contribution Agreement, pursuant to which Reorganized Xerium shall contribute to Reorganized Xerium Austria 1% of the Xerium Austria Shares Distribution and (B) Reorganized Xerium Austria shall, in exchange for the portion of the Allowed Credit Facility Claims against Xerium Austria to be exchanged for the Xerium Austria Shares Distribution, transfer the Xerium Austria Shares Distribution to the holders of such Allowed Credit Facility Claims pursuant to Section 4.2(b) of the Plan.

(ii) (A) Reorganized Xerium and Reorganized Xerium Germany shall enter into the Germany Assumption Agreement, pursuant to which Reorganized Xerium shall (1) assume with discharging effect the obligations of Xerium Germany with respect to the portion of Allowed Credit Facility Claims against Xerium Germany to be exchanged for the Xerium Germany Shares Distribution and (2) unconditionally waive any recourse it may have against Xerium Germany with respect thereto and (B) Reorganized Xerium shall (1) in exchange for the portion of Allowed Credit Facility Claims against Xerium Germany assumed by Reorganized Xerium, transfer the Xerium Germany Shares Distribution to the holders of such Allowed Credit Facility Claims pursuant to Section 4.2(b) of the Plan and (2) forgive such Allowed Credit Facility Claims against Xerium Germany.

(iii) (A) Reorganized Xerium shall, in exchange for the portion of Allowed Credit Facility Claims against Xerium Italy to be exchanged for the Xerium Italy Shares Distribution, transfer the Xerium Italy Shares Distribution to the holders of such Allowed Credit Facility Claims pursuant to Section 4.2(b) of the Plan and (B) pursuant to the Austria Contribution Agreement and the Xerium Italy Exchange (1) Reorganized Xerium shall contribute to Reorganized Xerium Austria the portion of Allowed Credit Facility Claims against Xerium Italy exchanged for the Xerium Italy Shares Distribution and all receivables related thereto and (2) Reorganized Xerium Austria shall forgive such Allowed Credit Facility Claims against Xerium Italy.

(iv) (A) Reorganized Xerium Canada and Reorganized Xerium V shall enter into the Canada Direction Letter Agreement, pursuant to which (1) Reorganized Xerium Canada shall direct Reorganized Xerium V, and Reorganized Xerium V shall agree, to transfer or cause the transfer by Reorganized Xerium of the Xerium Canada Distribution to the holders of Allowed Credit Facility Claims and Allowed Unsecured Swap Termination Claims against Xerium Canada, and in consideration therefor, (2) Reorganized Xerium Canada shall transfer to Reorganized Xerium V one hundred (100) shares of Reorganized Xerium Canada Preferred Stock and (B) Reorganized Xerium V and Reorganized Xerium shall enter into the U.S. Direction Letter Agreement, pursuant to which (1) Reorganized Xerium V shall direct Reorganized Xerium, and Reorganized Xerium shall agree, to transfer the Xerium Canada Distribution to the holders of Allowed Credit Facility Claims and Allowed Unsecured Swap

Termination Claims against Xerium Canada in satisfaction of the obligations of Reorganized Xerium V under the Canada Direction Letter Agreement, and in consideration therefor, (2) Reorganized Xerium shall be deemed for U.S. federal income tax purposes to make a capital contribution to Reorganized Xerium V in exchange for a deemed transfer of Reorganized Xerium V shares to Reorganized Xerium and (3) Reorganized Xerium shall, in exchange for the portion of the Allowed Credit Facility Claims and the Allowed Unsecured Swap Termination Claims against Xerium Canada to be exchanged for the Xerium Canada Distribution, transfer the Xerium Canada Distribution to the holders of such Allowed Credit Facility Claims and Allowed Unsecured Swap Termination Claims pursuant to Sections 4.2(b) and 4.5(b), respectively, of the Plan.

5.10	Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

5.11	Exemption from Securities Laws.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance under the Plan of the New Common Stock and New Warrants will be exempt from registration under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

5.12	Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, any issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer from a Debtor to a Reorganized Debtor or any other Entity pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Without limiting the foregoing, any issuance, transfer or exchange of a security or any making or delivery of an instrument of transfer pursuant to the Plan shall be exempt from the imposition and payment of any and all transfer taxes (including, without limitation, any and all stamp taxes or similar taxes and any interest, penalties and addition to the tax that may be required to be paid in connection with the consummation of the Plan and the Plan Documents) pursuant to sections 1146(a), 505(a), 106, and 1141 of the Bankruptcy Code.

SECTION 6.	DISTRIBUTIONS

6.1	Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims and Equity Interests as maintained by the Debtors, or their respective agents, shall be deemed closed, there shall be no further changes in the record holders of any Claims or Equity Interests for purposes of Plan distributions, and the Debtors or the Reorganized Debtors, as applicable, shall have no obligation to recognize, for distribution purposes, any transfer of Claims or Equity Interests occurring on or after the Distribution Record Date. The Debtors, the Reorganized Debtors or any party responsible for making distributions pursuant to this Section 6 shall be entitled to recognize and deal for all purposes hereunder only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable.

6.2	Date of Distributions.

Except as otherwise provided herein, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon as practicable thereafter. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.3	Sources of Cash for Distributions.

All Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations, Cash on hand, and borrowings under the Exit Facility.

6.4	Disbursement Agent.

Unless otherwise provided in the Plan, all distributions under this Plan shall be made on the Effective Date by Reorganized Xerium as Disbursement Agent or such other entity designated by Reorganized Xerium as a Disbursement Agent. No Disbursement Agent hereunder, including, without limitation, the Administrative Agent, shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

6.5	Rights and Powers of Disbursement Agent.

Each Disbursement Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated by the Plan, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursement Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by such Disbursement Agent to be necessary and proper to implement the provisions hereof.

6.6	Expenses of the Disbursement Agent.

The amount of any reasonable fees and expenses incurred by each Disbursement Agent acting in such capacity (including taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.7	Delivery of Distributions.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Equity Interest shall be made to the address of such holder as set forth in the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address, including by the filing of a proof of claim or interest by such holder that contains an address for such holder different from the address reflected in the Debtors’ books and records. In the event that any distribution to any holder is returned as undeliverable, the Disbursement Agent shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Disbursement Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary.

6.8	Manner of Payment Under Plan.

(a) Cash distributable to holders of Allowed Claims against Non-U.S. Debtors shall be (i) converted to the legal tender of the country in which such Non-U.S. Debtor is incorporated, formed, or organized, as applicable, using the “New York Closing” conversion rate published online at http://online.wsj.com for the date that is two (2) business days prior to the Effective Date and (ii) distributed to such holders in such converted legal tender.

(b) Term Notes distributable to holders of Allowed Claims against Non-U.S. Debtors shall be (i) converted to the currency of the country in which such Non-U.S. Debtor is incorporated, formed, or organized, as applicable, using the “New York Closing” conversion rate published online at http://online.wsj.com for the date that is two (2) business days prior to the Effective Date and (ii) distributed as so converted.

(c) At the option of the applicable Disbursement Agent, any Cash payment to be made under the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

(d) Except as otherwise provided in Section 5.9(i) of the Plan, all distributions of Cash, Term Notes, New Common Stock, and New Warrants to the holders of Claims against, or Equity Interests in, Debtors domiciled in the United States of America shall be made by, or on behalf of, the applicable Debtor.

6.9	Setoffs and Recoupment.

The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim (for purposes of determining the Allowed amount of such Claim on which distribution shall be made) any claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim the Debtors or the Reorganized Debtors may have against the holder of such Claim.

6.10	Distributions After Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests, as the case may be, as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

6.11	Allocation of Distributions Between Principal and Interest.

The aggregate consideration to be distributed to the holders of Allowed Claims under the Plan shall be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claims of such holders, as determined for federal income tax purposes, and any remaining consideration as satisfying accrued, but unpaid, interest, if any.

6.12	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in this Plan, the Confirmation Order, or any other order entered by the Bankruptcy Court, or as required by applicable law, postpetition interest shall not accrue on or after the Commencement Date on account of any Claim.

SECTION 7.	PROCEDURES FOR DISPUTED CLAIMS OR EQUITY INTERESTS

7.1	Proofs of Claims and Equity Interests.

Proofs of Claim arising from the rejection of executory contracts or unexpired leases pursuant to the Plan shall be served and filed in accordance with Section 8.3 of the Plan. Except as otherwise provided in the Plan or by order of the Bankruptcy Court, holders of other Claims or Equity Interests shall not be required to file proofs of Claims or Equity Interests in the Reorganization Cases.

7.2	Objections to Claims and Equity Interests/Requests for Estimation

(a) The Debtors and Reorganized Debtors shall be entitled to dispute Claims and Equity Interests, and if the Debtors dispute any Claim or Equity Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, by the Bankruptcy Court. On and after the Effective Date, except to the extent that the Reorganized Debtors consent, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to, and requests for estimation of, Claims and Equity Interests.

(b) The Debtors and the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claims or Disputed Equity Interests pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtor previously objected to such Claim or Equity Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim or Equity Interest at any time during litigation concerning any objection to any Claim or Equity Interest, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim or Disputed Equity Interest, the amount so estimated shall constitute either the Allowed amount of such Claim or Equity Interest or a maximum limitation on such Claim or Equity Interest, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim or Equity Interest, the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim or Equity Interest. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Claims or Equity Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

(c) Any objections to Claims or Equity Interests or requests for estimation thereof shall be served and filed (i) in the case of Claims or Equity Interests known to the Debtors prior to the Effective Date, on or before the date that is the later of (A) 120 (one hundred twenty) days after the Effective Date and (B) such later date as may be fixed by the Bankruptcy Court, (ii) in the case of Claims arising from the rejection of executory contracts or unexpired leases pursuant to the Plan, on or before the date that is the later of (A) 120 (one hundred twenty) days after the date on which proof of such Claim is served and filed in accordance with Section 8.3 of the Plan and (B) such later date as may be fixed by the Bankruptcy Court, and (iii) in the case of other Claims or Equity Interests not known to the Debtors prior to the Effective Date, on or before that date that is the later of (A) 120 (one hundred twenty) days after such Claim or Equity Interest is known to the Debtors and (B) such later date as may be fixed by the Bankruptcy Court.

7.3	No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if all or any portion of a Claim or Equity Interest is a Disputed Claim or Disputed Equity Interest, as the case may be, no payment or distribution provided under the Plan shall be made on account of such Claim or Equity Interest unless and until such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest, as the case may be. In the event that a Claim or an Equity Interest in Xerium is Disputed, until such time as such Disputed Claim or Disputed Equity Interest is determined by Final Order, the Debtors or the Reorganized Debtors, as applicable, shall withhold on account of such Claim or Equity Interest the distribution to which the holder of such Claim or Equity Interest would be entitled under Section 4 of the Plan if such Claim or Equity Interest were Allowed in full.

7.4	Distributions After Allowance.

At such time as a Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest, as the case may be, the Disbursement Agent shall distribute to the holder of such Claim or Equity Interest the property distributable to such holder pursuant to Section 4 of the Plan. To the extent that all or a portion of a Disputed Claim or Disputed Equity Interest is disallowed, the holder of such Claim or Equity Interest shall not receive any distribution on account of the portion of such Claim or Equity Interest, as the case may be, that is disallowed.

7.5	Preservation of Claims and Rights to Settle Claims.

Except as otherwise provided in the Plan, or in any contract, instrument, or other agreement or document entered into in connection with this Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce, sue on, settle, compromise, otherwise resolve, discontinue, abandon, or dismiss all claims, rights, causes of action, suits, and proceedings, including those described in the Plan Supplement, whether at law or in equity, whether known or unknown, that the Debtors or their estates may hold against any Entity, without the approval of the Bankruptcy Court, subject to the terms of Section 7.2 of the Plan, the Confirmation Order, and any contract, instrument, release, or other agreement entered into in connection herewith. The Reorganized Debtors or their successor(s) may pursue such retained claims, rights, causes of action, suits, or proceedings, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successor(s) that hold such rights.

SECTION 8.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1	Assumption and Rejection of Contracts and Leases.

Except for any executory contracts or unexpired leases that are (a) the subject of a motion to assume or reject that is pending on the Confirmation Date, which shall be assumed or rejected in accordance with the disposition of such motions or (b) listed on Exhibit E to the Plan or in any amendment to Exhibit E that may be included in the Plan Supplement, which are specifically rejected pursuant to the Plan, all executory contracts (including, without limitation, the Existing Management Incentive Plan and Existing Management Agreements) and unexpired leases to which any of the Debtors is a party are hereby specifically assumed (x) as of the Confirmation Date, with respect to the Existing Management Incentive Plan and the Existing Management Agreement of the Chief Executive Officer of Xerium and (y) as of the Effective Date, with respect to all other executory contracts and unexpired leases assumed pursuant to the Plan. Entry of the Confirmation Order by the Clerk of the Bankruptcy Court shall constitute an order of the Bankruptcy Court under sections 365 and 1123(b) of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Confirmation Date or the Effective Date, as applicable, and determining that, with respect to such assumptions pursuant to the Plan, that “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) by the Reorganized Debtors has been demonstrated and no further adequate assurance is required.

8.2	Cure of Defaults.

Any monetary amounts by which any executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors upon assumption thereof or as soon as practicable thereafter. If there is a dispute regarding (a) the nature or amount of any cure, (b) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, any cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

8.3	Rejection Damage Claims.

All Claims arising from the rejection of executory contracts and unexpired leases pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtors and their counsel on or before the date that is thirty (30) days after the later of (a) the Confirmation Date and (b) the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims not filed within such time shall be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors, and their property.

8.4	Indemnification Obligations.

(a) Directors, Officers, Agents, and Employees. Any obligations of the Debtors pursuant to their certificates of incorporation and bylaws, or organizational documents, as applicable, or any other agreements entered into by any Debtor at any time prior to the Effective Date, to indemnify current and former directors, officers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Commencement Date, shall not be discharged or Impaired by confirmation of the Plan. Such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors hereunder and shall continue as obligations of the Reorganized Debtors.

(b) Administrative Agent. The obligations of the Debtors to indemnify the Administrative Agent pursuant to section 10.4 of the Credit Facility, irrespective of whether such indemnification is owed in connection with an event occurring before or after the Commencement Date, shall not be discharged or Impaired by confirmation of the Plan and shall continue as obligations of the Reorganized Debtors.

8.5	Compensation and Benefit Plans.

All employee compensation and benefit plans, policies, and programs of the Debtors entered into before or after the Commencement Date and not since terminated shall be deemed to be, and shall be treated as if they were, executory contracts to be assumed pursuant to the Plan. Employee benefit plans, policies, and programs include, without limitation, the Existing Management Incentive Plan, all medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, retirement plans, retention plans, severance plans, and other such benefits. The Debtors’ obligations under such plans, policies, and programs shall survive confirmation of the Plan and shall be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements or regulations governing, instruments evidencing, or other documents relating to, such plans, policies, and programs, except for (a) executory contracts or employee benefit plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (b) such executory contracts or employee benefit plans that are the subject of a motion to reject pending as of the Confirmation Date.

8.6	Retiree Benefits.

On and after the Effective Date, the payment of retiree benefits (as defined in section 1114 of the Bankruptcy Code), if any, at the level established pursuant to section 1114 of the Bankruptcy Code, shall continue for the duration of the period the Debtors have obligated themselves to provide such benefits.

8.7	Insurance Policies.

All insurance policies pursuant to which the Debtors have any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect. All other insurance policies shall re-vest in the Reorganized Debtors.

SECTION 9.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1	Conditions Precedent to the Effective Date.

The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions have been satisfied in full or waived in accordance Section 9.2 of the Plan:

(a) Entry of Confirmation Order. The Confirmation Order, in form and substance satisfactory to the Debtors, shall have been entered and shall be in full force and effect and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(b) Administrative Agent. The Confirmation Order shall be in form and substance reasonably satisfactory to the Administrative Agent and shall have been entered and shall be in full force and effect and there shall not be a stay or injunction (or similar prohibition) in effect with respect thereto.

(c) Execution and Delivery of Other Documents. All other actions and all agreements, instruments or other documents necessary to implement the Plan, including without limitation, the Exit Facility and the Amended and Restated Credit Facility, shall have been (i) effected or (ii) duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived.

(d) Access to Funding. The Debtors shall have access to funding under the Exit Facility.

(e) Regulatory Approvals. The Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents necessary to implement the Plan and that are required by law, regulation, or order.

(f) Consents. All authorizations, consents and approvals determined by the Debtors to be necessary to implement the Plan shall have been obtained.

(g) Corporate Formalities. Prior to or simultaneously with the effectiveness of the Plan, the Restated Charters shall have been filed in the Debtors’ respective jurisdictions of incorporation, formation, or organization.

(h) Other Acts. Any other actions the Debtors determine are necessary to implement the terms of the Plan shall have been taken.

9.2	Waiver of Conditions Precedent.

Each of the conditions precedent in Section 9.1(b)-(h) of the Plan may be waived, in whole or in part, by the Debtors in writing without notice to third parties or order of the Bankruptcy Court or any other formal action; provided, however, the condition precedent in Section 9.1(b) of the Plan and the condition precedent in Section 9.1(c) of the Plan that the Amended and Restated Credit Facility shall have been duly and validly executed, may be waived, in whole or in part, by the Debtors, only with the consent of the Administrative Agent.

9.3	Effect of Failure of Conditions.

If the conditions specified in Section 9.1 hereof have not been satisfied or waived in the manner provided in Section 9.2 hereof on or before the date that is thirty (30) days after the Confirmation Date, then (a) the Confirmation Order shall be of no further force or effect, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests in the Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, (d) all of the Debtors’ obligations with respect to the Claims and Equity Interests shall remain unaffected by the Plan and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors, and (e) the Plan shall be deemed withdrawn.

SECTION 10.	EFFECT OF CONFIRMATION

10.1	Vesting of Assets.

On the Effective Date, except as otherwise provided in the Plan, pursuant to sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtors’ estates shall vest in the Reorganized Debtors free and clear of all Claims, liens, encumbrances, charges, and other interests. Except as otherwise provided in the Plan, each of the Debtors, as Reorganized

Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire, or dispose of assets, without supervision or approval by the Bankruptcy Court and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

10.2	Binding Effect.

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Equity Interest in, the Debtors, and such holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such holder is Impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to a distribution under the Plan.

10.3	Discharge of the Debtors.

(a) Scope. Except to the extent otherwise provided in the Plan, the rights afforded in the Plan and the treatment of all Claims against, or Equity Interests in, the Debtors under the Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims against, and Equity Interests in, the Debtors of any nature whatsoever, known or unknown, including without limitation, any interest accrued or expenses incurred thereon from and after the Commencement Date, or against their estates, the Reorganized Debtors, or their properties or interests in property. Except as otherwise provided in the Plan, upon the Effective Date, all Claims against, and Equity Interests in, the Debtors shall be satisfied, discharged, and released in full exchange for the consideration, if any, provided under the Plan. Except as otherwise provided in the Plan, all Entities shall be precluded from asserting against the Debtors, the Reorganized Debtors, or their respective properties or interests in property, any other Claims based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

(b) Statutory Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by the Plan and section 1141 of the Bankruptcy Code, among other things, acts as an injunction against the commencement or continuation of any action, employment of process, or an act, to collect, recover or offset the claims discharged upon confirmation of the Plan.

10.4	Exculpation.

The Debtors, the Reorganized Debtors, the Administrative Agent, the lender parties to the Credit Facility, the administrative agent under the DIP Facility, the lender parties to the DIP Facility, Deutsche Bank AG, Merrill Lynch Capital Services, Inc., the members of the Secured Lender Ad Hoc Working Group, and their respective principals, members, partners, officers, directors, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals shall neither have nor incur any liability to any Entity for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the negotiation, formulation, dissemination, confirmation, consummation, or administration of the Plan, or property to be distributed under the Plan, or any other act or omission in connection with the Reorganization Cases, the Plan, the Disclosure Statement, or any contract, instrument, or other agreement or document related thereto or delivered thereunder, or any act taken or omitted to be taken in connection with the restructuring of the Debtors; provided, however, that the foregoing shall not affect the liability of any Entity that otherwise would result from any such act or omission to the extent that such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

10.5	Reservation of Rights.

The Plan shall have no force or effect unless and until the Effective Date. Prior to the Effective Date, none of the filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

10.6	Plan Supplement.

The Plan Supplement shall include certain documents relating to the Plan and its consummation and implementation, including the form of the New Warrants, the Restated Charters, the Restated Bylaws, the Amended and Restated Credit Agreement, the Amended and Restated Pledge and Security Agreement, the Nominating Agreements, the Registration Rights Agreement, the Shareholder Rights Plan, the Intercreditor Agreement, the Exit Facility Credit Agreement, the Exit Facility Pledge and Security Agreement, the Austria Contribution Agreement, the Austria Purchase Agreement, the Austria Note, the Germany Assumption Agreement, the Canada Direction Letter Agreement, the U.S. Direction Letter Agreement, a description of the claims, rights, causes of action, suits, and proceedings to be retained by the Reorganized Debtors, and modifications, if any, to Exhibit E to the Plan. The Plan Supplement shall be filed with the Clerk of the Bankruptcy Court on the Commencement Date and may be amended, modified, or supplemented by the Debtors prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan Supplement may be accessed on the docket electronically maintained by the Clerk of the Bankruptcy Court or inspected in the office of the Clerk of the Bankruptcy Court during normal court hours.

SECTION 11.	RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction over all matters arising in, arising under, and related to, the Reorganization Cases and the Plan pursuant to, and for purposes of sections 105(a) and 1142 of the Bankruptcy Code, and for, among other things, the following purposes:

(a) To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom;

(b) To determine any and all motions, adversary proceedings, applications, contested matters, or other litigated matters pending on the Effective Date;

(c) To ensure that distributions to holders of Allowed Claims and Allowed Equity Interests are accomplished as provided herein;

(d) To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(e) To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(f) To hear and determine objections to Claims and Equity Interests, including any objections to the classification of any Claim or Equity Interest, and to allow or disallow any Disputed Claim or Disputed Equity Interest, in whole or in part;

(g) To consider any amendments to or modifications of the Plan, or remedy any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(h) To hear and determine all applications of retained professionals under sections 330, 331, and 503(b) of the Bankruptcy Code for allowances of compensation for services rendered and reimbursement of expenses incurred prior to the Confirmation Date;

(i) To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Documents, the Confirmation Order, any transactions contemplated thereby, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(j) To hear and determine any issue for which the Plan or a Plan Document requires a Final Order of the Bankruptcy Court;

(k) To issue such orders as may be necessary or appropriate to aid in execution of the Plan or to maintain the integrity of the Plan following consummation, to the extent authorized by section 1142 of the Bankruptcy Code;

(l) To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m) To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(n) To hear and determine all disputes involving the existence, scope and nature of the discharges granted under the Plan and the Bankruptcy Code;

(o) To hear and determine all disputes involving or in any manner implicating the exculpation or indemnification provisions contained in the Plan;

(p) To hear and determine any matters arising under or related to section 1145 of the Bankruptcy Code;

(q) To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r) To recover all assets of the Debtors and property of the Debtors’ estates, wherever located; and

(s) To enter a final decree closing the Reorganization Cases.

SECTION 12.	MISCELLANEOUS PROVISIONS

12.1	Payment of Statutory Fees.

On the Effective Date, and thereafter as may be required, the Debtors shall pay all fees payable pursuant to section 1930 of chapter 123 of title 28 of the United States Code. Notwithstanding Section 5.1 above, the Debtors shall pay all of the foregoing fees on a per-Debtor basis.

12.2	Dissolution of Statutory Committees and Cessation of Fee and Expense Payment.

Any statutory committees appointed in the Reorganization Cases shall dissolve on the Effective Date. Provided that all such fees and expenses payable as of the Effective Date have been paid in full, the Reorganized Debtors shall not be responsible for paying any fees and expenses incurred after the Effective Date by the professionals retained by any statutory committees.

12.3	Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.4	Expedited Determination of Postpetition Taxes.

The Reorganized Debtors shall have the right to request an expedited determination of their tax liability, if any, under section 505(b) of the Bankruptcy Code with respect to any tax returns filed, or to be filed, for any and all taxable periods ending after the Commencement Date through the Effective Date.

12.5	Amendments.

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, alterations, amendments or modifications of the Plan may be proposed in writing by the Debtors at any time prior to or after the Confirmation Date, but prior to the Effective Date. Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as altered, amended, or modified, if the proposed alteration, amendment, or modification complies with the requirements of this Section 12.5 and does not materially and adversely change the treatment of the Claim of such holder; provided, however, that any holders of Claims that were deemed to accept the Plan because such Claims were unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment or modification, such Claims continue to be unimpaired.

12.6	Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable New Board, to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.7	Additional Intercompany Transactions.

The Debtors and Reorganized Debtors, as applicable, are hereby authorized without the need for any further corporate action and without further action by the holders of Claims or Equity Interests to (a) engage in intercompany transactions to transfer Cash for distribution pursuant to the Plan and (b) continue to engage in intercompany transactions (subject to applicable contractual limitations, including those in the Exit Facility Credit Agreement and the Amended and Restated Credit Agreement) including, without limitation, transactions relating to the incurrence of intercompany indebtedness.

12.8	Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors take such action, the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed to be a waiver or release of any Claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in further proceedings involving the Debtors.

12.9	Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

12.10	Schedules and Exhibits Incorporated.

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

12.11	Solicitation.

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation. The Debtors, the Reorganized Debtors, and each of their respective principals, members, partners, officers, directors, employees, agents, managers, representatives, advisors, attorneys, accountants, and professionals shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, and purchase of any securities offered or sold under the Plan, and therefore, are not, and on account of such offer, issuance, sale, solicitation, or purchase shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of any securities offered or sold under the Plan.

12.12	Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.13	Compliance with Tax Requirements.

In connection with the Plan and all instruments issued in connection herewith and distributed hereunder, any Entity issuing any instruments or making any distribution under the Plan, including any Entity described in Sections 5.2 and 5.4 hereof, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements. Any Entity issuing any instruments or making any distribution under the Plan to a holder of an Allowed Claim or Allowed Equity Interest has the right, but not the obligation, to not make a distribution until such holder has provided to such Entity the information necessary to comply with any withholding requirements of any such taxing authority, and any required withholdings (determined after taking into account all information provided by such holder pursuant to this Section 12.13) shall reduce the distribution to such holder.

12.14	Conflict Between Plan and Disclosure Statement.

In the event of any conflict between the terms and provisions in the Plan and the terms and provisions in the Disclosure Statement, the terms and provisions of the Plan shall control and govern.

12.15	Notices.

Any notice required or permitted to be provided under the Plan to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in the Plan, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	if to the Debtors or Reorganized Debtors to:

XERIUM TECHNOLOGIES, INC. 8537 Six Forks Road, Suite 300 Raleigh, NC 27615
	Attn:	Mr. Stephen R. Light
	Telephone:	(919) 526-1402
	Facsimile:	(919) 526-1430
	Email:	Stephen.Light@xerium.com

with copies to:

CADWALADER, WICKERSHAM & TAFT LLP One World Financial Center New York, NY 10281
	Attn:	John J. Rapisardi, Esq.
Sharon J. Richardson, Esq.
	Telephone:	(212) 504-6000
	Facsimile:	(212) 504-6666
	Email:	john.rapisardi@cwt.com
sharon.richardson@cwt.com

(b)	if to the Administrative Agent, to:

Citicorp North America, Inc. 388 Greenwich Street New York, NY 10013
	Attn:	Ryan Falconer
	Telephone:	(212) 816-3130
	Facsimile:	(866) 535-9445
	Email:	ryan.falconer@citi.com

with copies to:

CHADBOURNE & PARKE LLP 30 Rockefeller Plaza New York, NY 10112
Attn:	Howard Seife, Esq.
Andrew Rosenblatt, Esq.
Telephone:	(212) 408-5100
Facsimile:	(212) 541-5369
Email:	hseife@chadbourne.com
arosenblatt@chadbourne.com

Dated: March 30, 2010

Respectfully submitted,

Xerium Technologies, Inc.

By:	/s/ Stephen R. Light
Stephen R. Light
Chairman and Chief Executive Officer

Xerium III (US) Limited Xerium IV (US) Limited Xerium V (US) Limited Huyck Licensco Inc. Stowe Woodward Licensco LLC Wangner Itelpa I LLC Wangner Itelpa II LLC Xerium Asia, LLC

By:	/s/ Stephen R. Light
Stephen R. Light
President

Stowe Woodward LLC Weavexx, LLC Xerium Canada Inc.

By:	/s/ Stephen R. Light
Stephen R. Light
President and Chief Executive Officer

Xerium Italia S.p.A.

By:	/s/ Stephen R. Light
Stephen R. Light
Chairman

XTI LLC

By:	/s/ David Maffucci
David Maffucci
Executive Vice President

Xerium Germany Holding GmbH

By:	/s/ David Maffucci
David Maffucci
Managing Director

Huyck.Wangner Austria GmbH

By:	/s/ David Pretty
David Pretty
Managing Director